Exhibit 10.34

English Translation

Xiaoyun Zhang

and

Reshuffle Technology (Shanghai) Co., Ltd.

Equity Interest Pledge Agreement

in respect of

Chengdu Gaishi Network Science and Technology Co., Ltd.

July 1, 2009

EQUITY INTEREST PLEDGE AGREEMENT

THIS EQUITY INTEREST PLEDGE AGREEMENT (hereinafter, this “Agreement”) is made and entered into in Shanghai, the People’s Republic of China (hereinafter, the “PRC”) as of July 1, 2009 by and among the following parties:

(1) Xiaoyun Zhang

Identity	Card No.: 320219197505027274

(Xiaoyun Zhang hereinafter the “Pledgor”.)

(2) Reshuffle Technology (Shanghai) Co., Ltd. (hereinafter, the “Pledgee”)

Registered Address: Room 22301-1007, Building 14, Pudong Software Park, No. 498 Guoshoujing Road, Zhangjiang High-tech Park, Shanghai,

Legal Representative: Wei Wang

(In this Agreement, the aforesaid parties are hereinafter referred to individually as a “Party” and collectively as the “Parties”.)

WHEREAS:

(1) The Pledgor is the registered shareholder of Shanghai Chengdu Gaishi Network Science and Technology Co., Ltd. (with its registered address at No. 4, Building 2, No. 198 Jinyan Road, Wuhou District, Chengdu and its legal representative being Xiaoyun Zhang, hereinafter referred to as the “Company”), legally holding the equity interest in the Company (hereinafter, the “Company Equity”), and its contribution amounts in the registered capital of the Company and its shareholding percentages as of the date hereof are set out in Annex 1 hereto.

(2) As a guarantee for the performance of the Contractual Obligations (as defined below) and the repayment of the Guaranteed Liabilities (as defined below) by the Pledgor and the Company, the Pledgor agrees to pledge to the Pledgee all of the equity interests held by it in the Company, and to grant to the Pledgee a right of priority in the pledge.

NOW, THEREFORE, the Parties, after friendly negotiations, hereby agree below:

Article 1 Definitions

1.1 Unless otherwise required by the context, the following terms herein shall have the following meanings:

“Contractual Obligations” means all contractual obligations of the Pledgor under the Loan Agreement, Proxy Agreement, Call Option Agreement and this Agreement, and all contractual obligations of the Company under the Call Option Agreement and Proxy Agreement.

“Guaranteed Liabilities” means all direct, indirect, derivative losses and foreseeable loss of profits suffered by the Pledgee as a result of any Event of Default of the Pledgor and/or the Company, the amount of which shall be determined by the Pledgee at its absolute sole discretion, which shall be binding on the Pledgor; as well as all fees incurred in the enforcement of performance of the Contractual Obligations of the Pledgor and/or the Company by the Pledgee.

“Transaction Agreements” means the Loan Agreement, Proxy Agreement and Call Option Agreement.

“Event of Default” means any breach by the Pledgor of its Contractual Obligations under the Loan Agreement, Proxy Agreement, Call Option Agreement or this Agreement and/or any breach by the Company of its Contractual Obligations under the Proxy Agreement and Call Option Agreement.

“Pledged Property” means all of the equity interests in the Company lawfully owned by the Pledgor as of the effective date hereof and pledged to the Pledgee pursuant to the provisions hereof as a guarantee for the performance of the Contractual Obligations and the repayment of the Guaranteed Liabilities, the details of the pledged equity interest of the Pledgor are set out in Annex 1 hereto, as well as the increased contribution and dividends in accordance with Article 2.6 hereof.

“PRC Law” means the then effective laws, administrative regulations, administrative rules, local regulations, judicial interpretations and other binding regulatory documents of the People’s Republic of China.

“Equity Interest Pledge” has the meaning as ascribed to it in Article 2.2 hereof.

“Rights” has the meaning as ascribed to it in Article 12.7 hereof.

“Power of Attorney” has the meaning as ascribed to it in Article 12.12 hereof.

1.2 The references to any PRC Law herein shall be deemed:

(1) to include the references to the amendments, changes, supplements and reenactments of such Law, irrespective of whether they take effect before or after the date of this Agreement; and

(2) to include the references to other decisions, notices or regulations enacted in accordance therewith or effective as a result thereof.

1.3 Except as otherwise stated in the context herein, all references to an article, clause, item or paragraph shall refer to the relevant part of this Agreement.

Article 2 Equity Interest Pledge

2.1 The Pledgor hereby agrees to pledge to the Pledgee the Pledged Property which it lawfully owns and is entitled to dispose of pursuant to the provisions hereof as the guarantee for performance of the Contractual Obligations and repayment of the Guaranteed Liabilities.

2.2 The Pledgor undertakes that it will be responsible for, on the date hereof, the recording of the Equity Interest Pledge arrangement hereunder (hereinafter, the “Equity Interest Pledge”) on the shareholders register of the Company, and shall make its best efforts to complete the relevant registration procedures with the competent administration for industry and commerce.

2.3 Within the valid term of this Agreement, the Pledgee shall not be liable in any way for loss in the value of the Pledge Property, nor shall the Pledgor be entitled to claim in any way or make any demand on the Pledgee in respect thereof unless such loss is caused by intentional misconduct or directly caused by gross negligence of the Pledgee.

2.4 Subject to the provision of Article 2.3 above, in the event of any possible obvious loss in the value of the Pledged Property, which is sufficient to adversely affect the Pledgee’s rights, the Pledgee may at any time auction or sell off the Pledged Property on behalf of the Pledgor, and use the proceeds from such auction or sale-off as early repayment of the Guaranteed Liabilities upon agreement with the Pledgor, or escrow such proceeds to the local notary institution where the Pledgee is domiciled (any fees incurred in relation thereto shall be borne by the Pledgor).

2.5 In case of any Event of Default, the Pledgee is entitled to dispose of the Pledged Property as set forth in Article 4 hereof.

2.6 Only upon prior consent by the Pledgee shall the Pledgor be able to receive dividends from the Pledged Property. The dividends received by the Pledgor from the Pledged Property shall be deposited into the bank account designated by the Pledgee and subject to the supervision of the Pledgee, and shall be used as the Pledged Property for discharge of the Guaranteed Liabilities in first priority.

2.7 The Pledgee is entitled to dispose of any Pledged Property of the Pledgor pursuant to the provisions hereof upon the occurrence of any Event of Default.

2.8 The term of the Pledge begins on July 1, 2009 and for perpetuity.

Article 3 Release of Equity Interest Pledge

Upon full and complete performance of all Contractual Obligations and repayment of all the Guaranteed Liabilities by the Pledgor and the Company, the Pledgee shall, according to the requirements of the Pledgor, release the Equity Interest Pledge hereunder, and cooperate with the Pledgor in handling the cancellation of the Equity Interest Pledge record in the shareholders register of the Company. Reasonable fees incurred in the release of the Equity Interest Pledge shall be borne by the Pledgee.

Article 4 Disposal of the Pledged Property

4.1 The Pledgor and the Pledgee hereby agree that, in case of any Event of Default, the Pledgee shall be entitled to exercise, upon written notice to the Pledgor, all of its rights and powers arising under default remedies under the PRC Laws and the terms hereof, including but not limited to repayment in priority with proceeds from auctions or sale-offs of the Pledged Property. The Pledgee shall not be liable for any loss resulting from its reasonable exercise of such rights and powers.

4.2 The Pledgee is entitled to designate in writing its legal counsel or any other agent to exercise on its behalf any and all rights and powers set out above, and the Pledgor shall not oppose thereto.

4.3 All reasonable fees incurred in the Pledgee’s exercise of any or all of the above rights and powers shall be borne by the Pledgor. The Pledgee is entitled to deduct such costs as actually incurred from the proceeds acquired in its exercise of such rights and powers.

4.4 The proceeds acquired by the Pledgee in its exercise of its rights and powers shall be used in the following order:

First, to pay for all costs incurred in connection with the disposal of the Pledged Property and the exercise by the Pledgee of its rights and powers (including remuneration to its legal counsel and agents);

Second, to pay for any taxes payable in connection with the disposal of the Pledged Property; and

Third, to repay the Guaranteed Liabilities to the Pledgee.

If there is any balance after the above payments, the Pledgee shall return the same to the Pledgor or other persons entitled thereto pursuant to relevant laws and regulations, or escrow the same to the local notary institution where the Pledgee is domiciled (any fees incurred in relation thereto shall be borne by the Pledgor).

4.5 The Pledgee shall be entitled to elect to exercise, simultaneously or otherwise, any of the default remedies it is entitled to; the Pledgee is not obliged to exercise other default remedies before its exercise of the auctions or sale-offs of the Pledged Property hereunder.

Article 5 Fees and Costs

All actual costs in connection with the creation of the Equity Interest Pledge hereunder, including (but not limited to) stamp duties, any other taxes, all legal fees, etc., shall be borne by the Parties respectively.

Article 6 Continuity and No Waiver

The Equity Interest Pledge hereunder is a continuous guarantee, and shall remain valid until the full performance of the Contractual Obligations or the full repayment of the Guaranteed Liabilities. No exemption or grace period granted by the Pledgee to the Pledgor concerning any breach by the Pledgor or delay by the Pledgee in its exercise of any of its rights hereunder, shall affect the rights of the Pledgee to demand at any time hereafter the strict performance of this Agreement by the Pledgor or the rights entitled to the Pledgee arising from subsequent breach by the Pledgor of this Agreement pursuant to this Agreement and relevant PRC Law.

Article 7 Representations and Warranties

The Pledgor hereby severally and jointly represents and warrants to the Pledgee as follows:

7.1 The Pledgor is a PRC citizen with full capacity and with full and independent legal status and legal capacity; has obtained appropriate authorization to execute, deliver and perform this Agreement; and may act independently as a subject of actions.

7.2 The Pledgor has full power and authority to execute and deliver this Agreement and all other documents related to the transaction contemplated hereunder to be executed by the Pledgor, and has full power and authority to consummate the transaction set forth herein.

7.3 All reports, documents and information provided by the Pledgor to the Pledgee prior to the effectiveness of this Agreement concerning the Pledgor and all issues required hereunder are true and accurate in all material aspects as of the effective date hereof.

7.4 All reports, documents and information provided by the Pledgor to the Pledgee after the effective date hereof concerning the Pledgor and all issues required hereunder are true, accurate and valid in all material aspects at the time when provided.

7.5 As of the effective date hereof, the Pledgor is the sole legal owner of the Pledged Property and is entitled to dispose of the Pledged Property or any part thereof, and there is no outstanding dispute concerning the ownership of the Pledged Property.

7.6 Except for the encumbrance created on the Pledged Property hereunder, there is no other encumbrance or third party interest on the Pledged Property.

7.7 The Pledged Property can be pledged or transferred in accordance with law, and the Pledgor has the full right and power to pledge it to the Pledgee pursuant to the provisions hereof.

7.8 This Agreement constitutes the legal, valid and binding obligations of the Pledgor upon due execution by the Pledgor.

7.9 Any consent, permission, waiver or authorization by any third person, or any approval, permission, exemption by any government authority, or any registration or filing formalities (if required by laws) with any government authority with respect to the execution and performance hereof and the Equity Interest Pledge hereunder have already been handled or obtained, and shall be fully valid within the term of this Agreement.

7.10 The execution and performance by the Pledgor of this Agreement do not violate or conflict with any applicable laws, or any agreement to which it is a party or which is binding on its assets, any judgment rendered by a court, any arbitration awards issued by an arbitration institution, or any decision made by an administrative authority.

7.11 The Equity Interest Pledge hereunder constitutes the security interest with first priority on the Pledged Property.

7.12 All the taxes and fees payable in connection with the obtaining of the Pledged Property have been fully paid by the Pledgor.

7.13 There is no pending or, to the knowledge of the Pledgor, threatening litigation, legal proceeding or demand in any court or any arbitral tribunal against the Pledgor, or its property, or the Pledged Property, which shall be of material or detrimental effect on the economic conditions of the Pledgor or its capability to perform the obligations hereunder and the Guaranteed Liabilities; nor pending or, to the knowledge of the Pledgor, threatening litigation, legal proceeding or demand by any governmental or administrative authority against the Pledgor, or its property, or the Pledged Property, which shall be of material or detrimental effect on the economic conditions of the Pledgor or its capability to perform the obligations hereunder and the Guaranteed Liabilities.

7.14 The Pledgor hereby warrants to the Pledgee that the above representations and warranties shall remain true and accurate at any time and under any circumstance prior to the full performance of the Contractual Obligations and the full repayment of the Guaranteed Liabilities and shall be fully complied with.

Article 8 Undertakings of the Pledgor

The Pledgor hereby severally and jointly undertakes to the Pledgee as follows:

8.1 Without the prior written consent by the Pledgee, the Pledgor shall not create or permit the creation of any new pledge or any other encumbrance on the Pledged Property; pledge or any other encumbrance on the whole or part of the Pledged Property created without the prior written consent by the Pledgee shall be null and void.

8.2 Without prior written notice to the Pledgee and the Pledgee’s prior written consent, the Pledgor shall not transfer the Pledged Property, and any attempt by the Pledgor to transfer the Pledged Property shall be null and void. The proceeds from transfer of the Pledged Property by the Pledgor shall be used for the repayment in advance of the Guaranteed Liabilities or for escrow to a third party agreed to by the Pledgee.

8.3 In case of any litigation, arbitration or other demand which may have a detrimental effect on the interest of the Pledgor or the Pledgee under this Agreement or the Pledged Property, the Pledgor undertakes to notify the Pledgee in writing in a timely manner and shall take, according to the reasonable requirements of the Pledgee, all necessary measures to ensure the pledge interest of the Pledgee in the Pledged Property.

8.4 The Pledgor shall not conduct or permit any act or action which may have a detrimental effect on the interest of the Pledgee under this Agreement or the Pledged Property.

8.5 The Pledgor guarantees that it shall, according to the reasonable requirements of the Pledgee, take all necessary measures and execute all necessary documents (including but not limited to supplementary agreement hereto) so as to ensure the pledge interest of the Pledgee in the Pledged Property and the exercise and realization of such rights.

8.6 In the event of any transfer of any Pledged Property resulting from the exercise of the right to the pledge hereunder, the Pledgor guarantees that it shall take all necessary measures for the realization of such transfer.

Article 9 Change of Circumstances

As supplement to and not in conflict with the other terms hereof, if at any time, any PRC Law is promulgated or changed, or the interpretation or application of such laws is changed, or the relevant registration procedures are changed, thereby rendering the Pledgee to believe that the continuous effectiveness of this Agreement and/or disposal of the Pledged Property in the way provided herein shall be illegal or in conflict with such laws, the Pledgor shall, upon the written direction of the Pledgee and pursuant to its reasonable request, promptly take any action and/or execute any agreement or other document, so as to:

(1) ensure the effectiveness of this Agreement;

(2) facilitate the disposal of the Pledged Property in the manner provided herein; and/or

(3) maintain or realize the purpose hereof or the guarantee established in accordance herewith.

Article 10 Effectiveness and Term of This Agreement

10.1 This Agreement shall become effective upon the satisfaction of all of the following conditions:

(1) this Agreement is duly executed by each of the Parties; and

(2) the Equity Interest Pledge hereunder has been lawfully recorded in the shareholders register of the Company.

The Pledgor shall provide the Pledgee with the registration certificate of the Equity Interest Pledge in the aforementioned shareholders register in the form satisfactory to the Pledgee.

10.2 This Agreement shall remain valid until the full performance of the Contractual Obligations or the full discharge of the Guaranteed Liabilities.

Article 11 Notices

11.1 Any notice, request, demand and other correspondence required by or made in accordance with this Agreement shall be in writing and delivered to the relevant Party.

11.2 The above notice or other correspondence shall be deemed to have been delivered upon delivery when it is transmitted by facsimile or telex; or upon handover to the receiver when it is delivered in person; or on the fifth (5) day after posting when it is delivered by mail.

Article 12 Miscellaneous

12.1 The Pledgee may, upon notice to the Pledgor, and without consent from the Pledgor, assign the Pledgee’s rights and/or obligations hereunder to any third party; however, the Pledgor may not, without the Pledgee’s prior written consent, assign its rights, obligations or liabilities hereunder to any third party. Successors or permitted assigns (if any) of the Pledgor shall continue to perform the obligations of the Pledgor hereunder.

12.2 This Agreement is made in Chinese in two (2) originals, with each Party retaining one original, and additional originals (if necessary) may be executed accordingly for the purpose of registration or filing.

12.3 The execution, effectiveness, performance, amendment, interpretation and termination of this Agreement shall be governed by the PRC Law.

12.4 Any dispute arising hereunder and in connection herewith shall be settled through consultations between the Parties, and if no agreement regarding such dispute can be reached by the Parties within thirty (30) days upon its occurrence, such dispute shall be submitted to the Shanghai Sub-commission of China International Economic and Trade Arbitration Commission for arbitration in Shanghai in accordance with the arbitration rules thereof, and the arbitration award shall be final and binding on the Parties.

12.5 Any rights, powers and remedies granted to any Party by any provision herein shall not preclude any other rights, powers and remedies available to such Party in accordance with laws and other provisions hereunder, and the exercise of its rights, powers and remedies by a Party shall not preclude its exercise of any other rights, powers and remedies available to it.

12.6 No failure or delay by a Party in exercising any of its rights, powers and remedies hereunder or in accordance with law (hereinafter the “Rights”) shall be construed as a waiver of such Rights, and the waiver of any single or partial exercise of the Rights shall not preclude its exercise of such Rights in any other way and other Rights.

12.7 The headings of the Articles herein are for reference only, and in no circumstances shall such headings be used in or affect the interpretation of the provisions hereof.

12.8 Each provision contained herein shall be severable and separate from other provisions, and if at any time one or more provisions herein become invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions herein shall not be affected as a result thereof.

12.9 Any amendments or supplements to this Agreement shall be in writing. Except for assignment by the Pledgee of its rights hereunder pursuant to Article 12.1, the amendments hereof or supplements hereto shall take effect only upon due execution by the Parties hereto.

12.10 Subject to Article 12.1 above, this Agreement shall be binding on the legal successors of the Parties.

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(SIGNATURE PAGE)

IN WITNESS WHEREOF, the Parties have caused this Equity Interest Pledge Agreement to be executed as of the date and at the place first above written.

Xiaoyun Zhang

Signature: /s/ Xiaoyun Zhang

Reshuffle Technology (Shanghai) Co., Ltd. (corporate seal)

[seal: Reshuffle Technology (Shanghai) Co., Ltd.]

By: /s/ Wei Wang

Title: authorized representative

Annex 1:

Basic Information of the Company

Company name: Chengdu Gaishi Network Science and Technology Co., Ltd.

Registered Number: 510107000173468

Registered address: No. 4, Building 2, No. 198 Jinyan Road, Wuhou District, Chengdu

Registered capital: RMB1 million

Legal representative: Xiaoyun Zhang

Equity structure:

Shareholder name	Contribution to registered capital	Percentage of contribution	Method of contribution
Xiaoyun Zhang	RMB0.5 million	50%	Money
Chengzi Wu	RMB0.5 million	50%	Money
Total	RMB1 million	100%	/